Exhibit 5.1

Conyers Dill & Pearman Cricket Square PO Box 2681 Grand Cayman KY1-1111 Cayman Islands Tel: +1 (345) 945 3901 Fax: +1 (345) 945 3902 conyersdill.com	BERMUDA BRITISH VIRGIN ISLANDS CAYMAN ISLANDS DUBAI HONG KONG LONDON MAURITIUS SINGAPORE

17 October 2016

Matter No.:823442

Doc Ref: 102878358

+852 2842 9530

Richard.Hall@conyersdill.com

SGOCO Group, Ltd.

Room 1301,13/F, Golden Centre,

188 Des Voeux Road Central

Hong Kong

Dear Sirs,

Re: SGOCO Group, Ltd. (the “Company”)

We have acted as special Cayman legal counsel to the Company in connection with the issue by the Company of up to 2,500,000 ordinary shares, par value US$0.004 per share (the “Plan Shares”) to certain employees of the Company under the SGOCO Group, Ltd. 2016 Omnibus Equity Plan (the “Plan”), as described in the prospectus contained in the registration statement on Form S-8 filed with the United States Securities and Exchange Commission on or about the date hereof (the “Registration Statement”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Plan;

(ii)	the Registration Statement; and

(iii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the Memorandum and Articles of Association of the Company, each certified by the assistant secretary of the Company on 14 September 2016, written resolutions of its directors dated 13 July 2016 and minutes of a meeting of its shareholders held on 10 August 2016 (the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 13 September 2016 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (f) the validity and binding effect under the laws of the United States of America of the Documents in accordance with their respective terms; (g) that the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission in substantially the same form as examined by us for the purpose of this opinion; (h) that on the issue of the Plan Shares, the Company will receive consideration for each Plan Share in an amount not less than the par value of the ordinary shares in the authorised share capital of the Company; and (i) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely in respect of the issue of the Plan Shares and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

Page 2 of 3	conyersdill.com

2.	The issue of the Plan Shares has been duly authorised and when the Plan Shares have been issued, delivered and paid for in the manner described in and pursuant to the terms of the Plan, the Prospectus and Registration Statement will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

Conyers Dill & Pearman

Page 3 of 3	conyersdill.com